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                                                                       EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                          CONVERTIBLE SECURITIES FUND

1. AVERAGE ANNUAL TOTAL RETURN (As of November 30, 1997)

    P (1 + T)/n/ = ERV

  Where:              P = a hypothetical initial payment of $1,000

                      T = average annual total return

                      N = number of years

                    ERV = ending redeemable value at the end of the period

EXAMPLE:
--------

ONE YEAR
--------
   P   =   $1,000
   T   =   +14.81%
   N   =   1
 ERV   =   $1,148.07

 FIVE YEARS
 ----------
   P   =   $1,000
   T   =   +10.96%
   N   =   5
 ERV   =   $1,682.14

 TEN YEARS
 ---------
   P   =   $1,000
   T   =   +13.06%
   N   =   10
 ERV   =   $3,412.68

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2. YIELD (30 Days Ended November 30, 1997)

                a-b
    Yield = 2[(----- + 1 )/6/ - 1]
               c X d

  Where:      a = dividends and interest paid during the period

              b = expense dollars during the period (net of reimbursements)

              c = the average daily number of shares outstanding during the period

              d = the maximum offering price per share on the last day of the period

  Example     a = $685,918.69

              b = $8,780.05

              c = 14,548,580.425

              d = $13.01


          Yield = 4.33%